Exhibit 21.1

List of Subsidiaries of Cnova N.V.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

3W Santé SAS	France

3W SAS	France

Anapold SAS	France

C Distribution (Thailand) Ltd	Thailand

CD Africa SAS	France

Cdiscount Afrique SAS	France

Cdiscount Colombia SAS	Colombia

Cdiscount Cote d’Ivoire SAS	Ivory Coast

Cdiscount Group SAS	France

Cdiscount International BV	The Netherlands

Cdiscount SA	France

Cdiscount Senegal SAS	Senegal

C-Discount Vietnam Co Ltd	Vietnam

Cdiscount Voyages SAS	France

C-Distribution Asia Pte. Ltd	Singapore

CLatam SA	Uruguay

Cnova Comércio Eletrônico S.A.	Brazil

Cnova France SAS	France

ECDISCOC COMERCIALIZADORA S.A.	Ecuador

E-Cavi Ltd	Hong Kong

E-Hub Consultoria, Participações e Comércio. S.A.	Brazil

E-Trend SAS	France

Financière MSR SAS	France

Moncornerdeco.com SAS	France

Nova Experiência Pontocom S.A.	Brazil